Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-38624) pertaining to the Belden & Blake Corporation Nonqualified Stock Option Plan of our report dated February 11, 2006, with respect to the consolidated financial statements of Belden & Blake Corporation included in the Annual Report (Form 10-K/A) for the year ended December 31, 2004.

Cleveland, Ohio
March 27, 2006

/s/ ERNST & YOUNG, LLP